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SEROLOGICALS CORPORATION

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MILLIPORE CORPORATION

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The following text was placed on the "Millipore NOW" section of Millipore Corporation's employee intranet on June 15, 2006.

SERO on SERO

Editor’s note: For this edition of Millipore NOW, we invited Serologicals Corporation to submit a guest article (our first!) - to tell Millipore employees who they are and what their business is all about. So below, in Serologicals’ own words, is a summary of Serologicals today.

After the pending acquisition is completed and Serologicals is part of Millipore, some of the terms and descriptions included here will have changed to reflect the combined strengths of both companies. But this summary will give you a broad overview of Serologicals’ business - right now.

(Thanks to Bill Davis, Serologicals Public Affairs manager, for developing this piece.)

Who We Are

Serologicals Corporation is a $300 million global provider of consumable biological products, enabling technologies and services to a diverse customer base that includes major life science companies and leading research institutions.

Our customers use our products, technologies and services in a wide variety of activities, including basic research, drug discovery, diagnosis and bioprocessing. Our products, technologies and services are essential tools for research in key disciplines, including neurology, oncology, hematology, immunology, cardiology, proteomics, infectious diseases, cell signaling, stem cell research and molecular biology. In addition, we provide a comprehensive range of monoclonal antibodies for the blood typing industry.

We employ approximately 1,000 people worldwide, at sites in the United States (Georgia, California, Illinois, Missouri, New Jersey and Virginia), Canada (Toronto), the U.K. (Scotland and England) and Australia. Sales people and distributors work out of many other sites around the world.

We are organized into two operating segments -- Bioprocessing and Research. Here’s a closer look at each:

Our Bioprocessing Segment

▪
Bioprocesses and sells a variety of cell culture products, including highly purified proteins and tissue culture media components that are used primarily by biopharmaceutical and biotechnology companies as nutrient additives in cell culture media.

▪	Bioprocesses and sells a range of serum-based products, including bovine serum albumin, for which it is the world's leading supplier, and fetal bovine serum.
▪	Distributes recombinant human insulin for use as a media supplement.
▪
Bioprocesses and sells monoclonal antibodies that are used in products such as blood typing reagents and in controls for diagnostic tests for certain infectious diseases The monoclonal antibodies are made with over 50 cell lines and comprise the world's most comprehensive range of commercially available human monoclonal antibodies for blood grouping.

▪	Key Bioprocess Products - EX-CYTE®, Incelligent™, Probumin™, MonoSera™

The business of our Bioprocessing segment is conducted by Celliance Corporation, which is a wholly owned subsidiary based in Atlanta, Georgia. Celliance has been in operation since 2004, when it was created to operate our Bioprocessing segment.

Celliance offers an expanding array of bioprocessing products, including diagnostic products and cell culture media supplements, including EX-CYTE®, the largest selling cell culture supplement, Probumin™, a proprietary line of bovine serum albumin, and Incelligent™, the company’s recombinant human insulin cell-culture product. It is also the world’s leading provider of monoclonal antibodies for the blood typing industry.

For more information, visit Celliance’s website at www.Celliancecorp.com.

Our Research Segment

▪
Bioprocesses and sells a broad range of research products, including specialty reagents, kits, antibodies and molecular biology tools to research customers working in the areas of neuroscience, infectious disease, oncology, stem cells and cell signaling.

▪	Bioprocesses and sells monoclonal antibodies, conjugates, antibody blends and molecular biology-based detection kits for use in diagnostic laboratories,
▪	Bioprocesses and sells products for kinase research.
▪	Provides drug discovery services to pharmaceutical companies targeting kinase biology-based drugs.
▪	Provides the largest portfolio of Luminex-based Multiplexing products and services.
▪	Key Research Products - Antibodies, Kinases/Screening, Neuroscience, Stem Cell Products

The business of our Research segment is conducted by Chemicon International, Inc., Upstate Group LLC, and LINCO, all of which are wholly owned subsidiaries.

The products of the segment are marketed under the Chemicon™, Upstate™, and LINCO™ brand names. Chemicon and Upstate are based in Temecula, California. LINCO is based in St. Louis, Missouri.

For more information, visit Chemicon's website at www.chemicon.com, Upstate's website at www.Upstate.com, and LINCO’s website at www.lincoresearch.com.

To learn more about Serologicals, please go to www.serologicals.com.

This material is not a substitute for the proxy statement Serologicals Corporation has filed with the Securities and Exchange Commission (SEC) and is currently mailing to stockholders. You are urged to read the proxy statement because it contains important information. The proxy statement and other documents filed by Serologicals with the SEC are available free of charge at the SEC's website, or by visiting Serologicals' website at www.serologicals.com.